                                                                   EXHIBIT 10.14

                            PBG DIRECTORS' STOCK PLAN
                         (Effective as of May 23, 2001)



1.       PURPOSES

         The principal purposes of the PBG Directors' Stock Plan (the "Plan") are to provide compensation to those members of the Board of Directors of The Pepsi Bottling Group, Inc. ("PBG") who are not also employees of PBG, assist PBG in attracting and retaining outside directors with experience and ability on a basis competitive with industry practices, and associate more fully the interests of such directors with those of PBG's shareholders.

2.       EFFECTIVE DATE

         The Plan was unanimously approved by the Board of Directors of PBG, conditional on shareholder approval, and will become effective on May 23, 2001.

3.       ADMINISTRATION

         The Plan shall be administered and interpreted by the Board of Directors of PBG ("Board"). The Board shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable. The Board's interpretations of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in its members hereunder, shall be conclusive and binding on all parties concerned, including PBG, its directors and shareholders and any employee of PBG. The costs and expenses of administering the Plan shall be borne by PBG and not charged against any award or to any award recipient.

4.       ELIGIBILITY

         Directors of PBG who are not employees of PBG ("Non-Employee Directors") are eligible to receive awards under the Plan. Directors of PBG who are employees of PBG are not eligible to participate in the Plan, but shall be eligible to participate in other PBG benefit and compensation plans.

5.       INITIAL AWARD

         Under the Plan, each Non-Employee Director shall, on the first day of the month after commencing service as a director of PBG, receive a formula grant of restricted stock ("Restricted Stock"). The number of shares of Restricted Stock to be included in each such award shall be determined by dividing $25,000 by the Fair Market Value (as defined below) of a share of PBG Common Stock on the date of grant (the "Stock Grant Date"), or if such day is not a trading day on the New York Stock Exchange ("NYSE"), on the immediately preceding trading day. The number of shares so determined shall be rounded to the nearest number of whole shares. If the recipient of the Restricted Stock continuously remains a director of PBG, the Restricted Stock granted hereunder shall vest and any restrictions thereon shall lapse on the first anniversary of the Stock Grant Date; provided, however, that, in the event of a Non-Employee Director's death or Disability (as defined in Section 6(c) hereof), the Restricted Stock granted to such Non-Employee Director shall vest and any restrictions thereon shall lapse immediately. Notwithstanding the foregoing, a Non-Employee Director may not sell or otherwise transfer any Restricted Stock granted to him or her prior to the date such Non-Employee Director ceases to serve as a director of PBG for any reason. The Non-Employee Director shall have all of the rights of a stockholder with respect to such Restricted Stock, including the right to receive all dividends or other distributions paid or made with respect to the stock. Any dividends or distributions that are paid or made in PBG Common Stock shall be subject to the same restrictions as the Restricted Stock in respect of which such dividends or distributions were paid or made. However, any dividends or distributions paid or made in cash shall not be subject to such restrictions. Each Restricted Stock award shall be evidenced by an agreement setting forth the terms and conditions thereof, which terms and conditions shall not be inconsistent with those set forth in this Plan.

6.       ANNUAL AWARD

         (a) Under the Plan, each Non-Employee Director shall receive an annual formula grant of options to purchase shares of PBG Common Stock ("Options") at a fixed price (the "Exercise Price"). Such grant shall be made annually on April 1 (the "Option Grant Date"); provided, however, that each individual who becomes a Non-Employee Director after April 1, and in a month other than January, February or March, shall receive a pro-rated annual formula grant of options (a "Pro-Rated Grant") on the first day of the month following the date he or she commences service as a director of PBG (the "Pro-Rated Option Grant Date"). To receive a grant of Options, a Non-Employee Director must be actively serving as a director of PBG on the Option Grant Date or the Pro-Rated Option Grant Date, as applicable.

         (b) The number of Options to be included in each option award shall be determined by dividing the Grant Amount (as defined below) by the Fair Market Value (as defined below) of a share of PBG Common Stock on the Option Grant Date or Pro-Rated Option Grant Date, as applicable, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. Grant Amount shall mean $275,000, except that, in the case of a Pro-Rated Grant, Grant Amount shall mean the following: (i) $206,250 in the case of an individual who commences service as a director of PBG on or after April 2 and on or before June 30; (ii) $137,500 in the case of an individual who commences service as a director of PBG on or after July 1 and on or before September 30; (iii) $68,750 in the case of an individual who commences service as a director of PBG on or after October 1 and on or before December 31. No Pro-Rated Grant shall be made in the case of an individual who commences service as a director of PBG on or after January 1 and on or before March 31. The number of Options so determined shall be rounded to the nearest number of whole Options. "Fair Market Value" shall mean the average of the high and low per share sale prices for PBG Common Stock on the composite tape for securities listed on the NYSE for the day in question, except that such average price shall be rounded up to the nearest one-fourth.

         (c) Options shall vest and become immediately exercisable on the Option Grant Date or Pro-Rated Option Grant Date, as applicable. Each Option shall have an Exercise Price equal to the Fair Market Value of PBG Common Stock on the Option Grant Date or Pro-Rated Option Grant Date, as applicable, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. Each Option shall have a term of ten years; provided, however, in the event the holder thereof shall cease to be a director of PBG, or its successor, for a reason other than death or Disability (as defined below), such Options shall thereupon immediately terminate and expire. A Non-Employee Director has a "Disability" if he or she is totally and permanently disabled as determined using the standards PBG applies under its long-term disability program.

         (d) Non-Employee Directors may exercise their Options by giving an exercise notice to PBG in the manner specified from time to time by the Board. Options may be exercised by using either a standard cash exercise procedure or a cashless exercise procedure. From time to time, the Board may change or adopt procedures relating to Option exercises. If, at any time, a Non-Employee Director suffers a Disability or is otherwise incapable of exercising his or her Options before the expiration thereof, the Board may take any steps it deems appropriate to prevent such Options from lapsing prior to being exercised.

         (e) Each Option award shall be evidenced by a written agreement setting forth the terms and conditions thereof, which terms and conditions shall not be inconsistent with those set forth in this Plan.

         (f) With respect to each Option award, by an election made before the Option Grant Date or Pro-Rated Option Grant Date, as applicable, Non-Employee Directors may elect to convert up to one hundred percent (100%) of their Options into shares of PBG Common Stock at the ratio of three Options for one share. The number of shares so determined shall be rounded to the nearest number of whole shares. If less than one hundred percent (100%) of the Options are converted, Options shall be converted in increments of thirty (30) Options.

7.       SHARES OF STOCK SUBJECT TO THE PLAN

         The shares that may be delivered under this Plan shall not exceed an aggregate of 300,000 shares of PBG Common Stock, adjusted, if appropriate, in accordance with Section 9 below; provided that any shares authorized but not delivered under the Prior Plan (as hereinafter defined) shall be available for delivery under this Plan in addition to the above mentioned 300,000 shares. The shares granted or delivered under the Plan may be newly issued shares of Common Stock or treasury shares.

8.       DEFERRAL

         Non-Employee Directors may make an advance election to defer into PBG phantom stock units (i) all of the shares of Restricted Stock granted under
Section 5 and/or (ii) all of the shares resulting from an election made under
Section 6(f). Non-Employee Directors who elect to defer receipt of such shares shall be credited with a number of phantom stock units equal to that number of shares of Restricted Stock or PBG Common Stock that they would have received had they not elected to defer. During the deferral period, the value of the phantom stock units will fluctuate based on the market value of PBG Common Stock. Non-Employee Directors will be credited with dividends on phantom stock units at the same rate and time as dividends are declared on PBG Common Stock. Any such dividends shall be credited as additional phantom stock units. At the end of the deferral period, Non-Employee Directors will receive the aggregate value of the PBG phantom stock units credited to them. The value of PBG phantom stock units will be determined by multiplying the number of PBG phantom stock units by the Fair Market Value of PBG Common Stock on the last trading day of the deferral period. All payments of deferred awards shall be made in cash, unless the Board in its discretion decides to make the distribution in shares of PBG Common Stock or in a combination of cash and shares of PBG Common Stock. Unless otherwise determined by the Board, (i) the deferral period with respect to shares of Restricted Stock granted under Section 5 shall equal the Non-Employee Director's period of service as a director of PBG (i.e., such deferral period shall end on the date the Non-Employee Director ceases to be a director of PBG, including by reason of death or disability), and (ii) the deferral period with respect to shares resulting from an election made under Section 6(f) shall be such as elected by the director of PBG and shall not be less than two (2) years.

9.       DILUTION AND OTHER ADJUSTMENTS

         The number and kind of shares of PBG Common Stock issuable under the Plan, or which may or have been awarded to any Non-Employee Director, may be adjusted proportionately by the Board to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, any spin off or other distribution of assets of the Company to its shareholders, any partial or complete liquidation, or other similar corporate changes. Such adjustment shall be conclusive and binding for all purposes of the Plan.

10.      EFFECT OF MISCONDUCT

         Notwithstanding anything to the contrary herein, if a Non-Employee Director commits Misconduct (as defined below), he or she shall forfeit all rights to any unexercised Options, Restricted Stock and PBG phantom stock units credited to him or her under Section 8. For purposes of this Plan, Misconduct occurs if a majority of the Board determines that a Non-Employee Director has:
(a) engaged in any act which is considered to be contrary to the PBG's best interests; (b) violated the PBG's Code of Conduct or engaged in any other activity which constitutes gross misconduct; (c) engaged in unlawful trading in the securities of PBG or of any other company based on information gained as a result of his or her service as a director of PBG; or (d) disclosed to an unauthorized person or misused confidential information or trade secrets of PBG.

11.      WITHHOLDING TAXES

         PBG shall have the right to require the payment (through withholding from any amount payable from PBG to the Non-Employee Director or otherwise) of any withholding taxes required by federal, state, local or foreign law in respect of any award.

12.      RESALE RESTRICTIONS, ASSIGNMENT AND TRANSFER

         Options (unless the Board of Directors specifically determines otherwise), Restricted Stock and PBG phantom stock units may not be sold, transferred or assigned, except in the event of the Non-Employee Director's death, in which case his or her Options, Restricted Stock or PBG phantom stock units may be transferred by will or by the laws of descent and distribution. All restrictions on Restricted Stock granted to a Non-Employee Director shall lapse upon his or her death. Options may be exercised by the decedent's personal representative, or by whomever inherits the Options, at any time, through and including their original expiration date.

         Once awarded, the shares of PBG Common Stock received by Non-Employee Directors may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to restrictions imposed by the Securities Act of 1933, as amended, and subject to the trading restrictions imposed by Section 16 of the Securities Exchange Act of 1934, as amended. PBG phantom stock units may not be transferred or assigned except by will or the laws of descent and distribution.

13.      FUNDING

         The Plan shall be unfunded. PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

14.      PRIOR DIRECTORS' STOCK PLAN SUPERSEDED

         Upon this Plan's approval by the shareholders of PBG, this Plan shall supersede The PBG Directors' Stock Plan of 1999 (the "Prior Plan"). Thereafter, all shares authorized but not delivered under the Prior Plan shall be available for delivery under this Plan, no more awards shall be made under the Prior Plan, and all awards granted under the Prior Plan shall be governed by and administered in accordance with the terms of this Plan.

15.      DURATION, AMENDMENTS AND TERMINATIONS

         The Board of Directors may terminate or amend the Plan in whole or in part; provided, however, that the Plan may not be amended more than once every six (6) months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder; provided further, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan, unless consented to by the recipients of such awards. The Plan shall continue until terminated.